Exhibit 99.1

INSMED INCORPORATED REPORTS FINANCIAL RESULTS FOR

THE FOURTH QUARTER AND TWELVE-MONTHS OF 2005

RICHMOND, VA – (March 2, 2006) – Insmed Incorporated (Nasdaq/NMS: INSM), a biopharmaceutical company focused on the development and commercialization of drugs for the treatment of metabolic and endocrine diseases in niche markets with unmet medical needs, today announced its financial results for the three- and twelve-month periods ended December 31, 2005.

$000’s (except EPS)	Q4 2005	Q4 2004	Twelve-Months Ended December 31, 2005	Twelve-Months Ended December 31, 2004
Revenues	24	23	131	137
Net loss	(12,885)	(5,837)	(40,929)	(27,203)
Net cash used in operations	6,209	6,452	27,765	24,901
Earnings per share	(0.27)	(0.14)	(0.84)	(0.69)

Discussion of Revenue and Expense Items

Revenues for the three months ended December 31, 2005 were $24,000 as compared to $23,000 for the same period in 2004, and $131,000 for the twelve months of 2005 as compared to $137,000 for the same period in 2004.

The net loss for the fourth quarter ended December 31, 2005 was $12.9 million or $0.27 per share, as compared to a net loss of $5.8 million or $0.14 per share for the corresponding quarter of 2004. The net loss for the twelve months ended December 31, 2005 was $40.9 million or $0.84 per share as compared to $27.2 million or $0.69 per share for the full year of 2004.

The $7.0 million increase in the net loss for the fourth quarter of 2005, as compared to the same quarter of 2004, was due to a $6.0 million increase in interest expense, $5.8 million of which was non-cash and $0.2 million due to actual interest paid on the note directly related to the convertible debt financing of March, 2005. Additional increase in the loss was due to a $0.6 million rise in research and development expenses and a $0.6 million increase in general and administrative expenses, offset by a rise in investment income of $0.2 million. The higher research and development expense was due to increased litigation costs in support of our patent position, while the $0.6 million rise in general and administrative expenses was due mainly to increased external service costs in support of our business. The increased investment income results from the Company having a higher cash balance than the corresponding period of 2004.

The net loss for the twelve months ended December 31, 2005 was $13.7 million higher than the corresponding period for 2004 due to increases of $14.2 million in interest expense and $1.5 million in general and administration expenses, which were partially offset by a reduction of $1.5 million in research and development expenses and a rise in investment income of $0.5 million. The increase in interest expense was due to the March 2005 financing and consisted of $13.1 million of non cash expense relating to the accelerated amortization of the deferred discount and offering costs, and $1.1 million of actual interest paid on the notes. The reduction in research and development expenses was principally due to lower development and manufacturing costs for IPLEX™, which were partially offset by increased litigation costs in support of our patent position, while the higher general and administrative expenses were due to increased costs associated with financing activities and additional external service costs in support of our business. The rise in interest income was due to the higher cash balance on hand.

As of December 31, 2005, the Company had total cash and cash equivalents of $18.8 million which represents an increase of $9.6 million from December 31, 2004. This increase was mainly due to the generation of $37.4 million from financing activities, offset by the use of $27.8 million in support of our business operations. The $37.4 million of cash from financing activities was generated from a combination of $32.6 million in net proceeds from the March 2005 convertible debt offering, $4.6 million from the exercise of warrants and $0.2 million from a reduction in a restricted letter of credit.

Between January 1, 2006 and February 28, 2006, the Company received additional cash of $8.7 million from the exercise of warrants. As a result of these conversions in the first two months of 2006, the following shares, warrants and convertible debt were outstanding as of February 28, 2006:

•	77.1 million total shares

•	$6.0 million in convertible debt from the March 2005 financing, convertible at $1.295

•	6.2 million warrants from the March 2005 financing convertible at $1.36

•	2.3 million warrants from the November 2004 financing convertible at $1.71, and

•	1.5 million warrants from the July 2003 financing convertible at $4.10

Conference Call

The Company will host a conference call on Thursday, March 2; at 4:30 p.m. Eastern Time to discuss operating results for fiscal year 2005 and provide a business update.

Interested investors can listen to the call over the internet from Insmed’s investor relations website at www.insmed.com or by dialing (800) 289-0529 (domestic) or 913-981-5523 (international).

A telephonic replay of the call will be available for one week at 888-203-1112 (domestic) or 719-457-0820 (international), passcode: 4436753. A web replay of the call will be available through our corporate website, in the investor relations segment, beginning at 6:00 p.m.

About Insmed Incorporated

Insmed Incorporated is a biopharmaceutical company focused on the discovery, development and commercialization of drug products for the treatment of metabolic diseases and endocrine disorders with unmet medical needs. For further information about Insmed and IPLEX™ (mecasermin rinfabate[r DNA origin] injection), our FDA-approved drug for the treatment of growth failure in children with severe primary IGF-1 deficiency or with growth hormone deletion who have developed neutralizing antibodies to growth hormone, please visit the company’s corporate website at www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Although Insmed believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and various factors may cause its actual results to differ materially from its expectations. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, commercial acceptance of IPLEX™, growth opportunities for approved or proposed products, plans and objectives of management, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that we may not successfully launch IPLEX™, our product candidates may fail in clinical trials or may not be successfully marketed, we may lack financial resources to complete development of product candidates, we may be unable to raise additional financing necessary to continue current operations, we may not be able to sufficiently expand the manufacturing capacity of our leased manufacturing facility in Boulder, Colorado, and utilize that facility to manufacture our approved product, IPLEX™, and other product candidates, competing products may be more successful, we may have a negative outcome of our current litigation with third parties regarding our patent rights, demand for new pharmaceutical products may decrease and the biopharmaceutical industry may experience negative market trends. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by Insmed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and Insmed disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

INSMED INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$18,835	$9,222
Restricted cash	285	285
Other current assets	83	174

Total current assets	19,203	9,681

Long-term assets:
Restricted cash - long term	3,118	3,303
Deferred financing costs, net	532	—
Property and equipment, net	17	27

Total long-term assets	3,667	3,330

Total assets	$22,870	$13,011

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$968	$2,621
Accrued project costs & Other	1,990	884
Payroll liabilities	1,574	1,183
Interest payable	52	—
Restructuring reserve	286	360

Total current liabilities	4,870	5,048

Long-term liabilities:
Convertible debt	11,438	—
Debt discount	(5,001)	—

Net convertible debt	6,437	—

Asset retirement obligation	1,034	443
Restructuring reserve-long-term portion	—	285

Total liabilities	12,341	5,776

Stockholders’ equity:
Common stock; $.01 par value; authorized share 500,000,000; issued and outstanding shares, 66,525,792 in 2005 and 44,893,496 in 2004	665	449
Additional capital	264,522	220,515
Accumulated deficit	(254,658)	(213,729)

Net stockholders’ equity	10,529	7,235

Total liabilities and stockholders’ equity	$22,870	$13,011

INSMED INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data - unaudited)

	Twelve Months Ended December 31,
	2005	2004
Revenues	$131	$137

Operating expenses:
Research and development	21,835	23,260
General and administrative	5,730	4,242

Total operating expenses	27,565	27,502

Operating loss	(27,434)	(27,365)

Interest income	752	222
Interest expense	(14,247)	(60)

Net loss	$(40,929)	$(27,203)

Basic and diluted net loss per share	$(0.84)	$(0.69)

Shares used in computing basic and diluted net loss per share	48,742	39,160

INSMED INCORPORATED

Consolidated Statements of Cash Flows

(in thousands - unaudited)

	Twelve Months Ended December 31
	2005	2004
Operating activities
Net loss	$(40,929)	$(27,203)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,897	34
Non-cash stock acceleration	15	—
Stock options issued for services	33	33
Changes in operating assets and liabilities:
Other assets	91	51
Accounts payable	(1,653)	1,961
Accrued project costs	1,106	(863)
Payroll liabilities	391	978
Restructuring reserve	(359)	(335)
Asset retirement obligation	591	443
Interest payable	52	—

Net cash used in operating activities	(27,765)	(24,901)

Financing activities
Proceeds from issuance of convertible debt with detachable stock warrants	35,000	—
Proceeds from issuance of common stock	4,621	8,185
Costs incurred in conjunction with issuance of debt	(2,428)	—
Cash restricted to restricted letters of credit	185	(3,588)

Net cash provided by (used in) financing activities	37,378	4,597

Increase (decrease) in cash and cash equivalents	9,613	(20,304)
Cash and cash equivalents at beginning of period	9,222	29,526

Cash and cash equivalents at end of period	$18,835	$9,222

Supplemental information
Cash paid for interest	1,104	—

For more information, contact:

Baxter Phillips, III

Investor Relations

Insmed Incorporated

Phone 804.565.3041

bphillips@insmed.com